NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by WisdomTree Trust (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

WisdomTree LargeCap Growth Fund (suspended: 12/4/2012) symbol: ROI

WisdomTree Dreyfus South African Rand Fund (suspended: 12/4/2012) symbol: SZR

WisdomTree Dreyfus Japanese Yen Fund (suspended: 12/4/2012) symbol: JYF

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the issuer has liquidated the securities listed above. Accordingly, trading in each issue was suspended before the opening on the dates specified above.